Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hibbett Sports, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-96755, 333-63094, 333-21305, 333-21303, 333-21299, 333-182429, 333-126316, 333-126313, 333-126311 and 333-135217) of Hibbett Sports, Inc. of our report dated March 31, 2015, with respect to (i) the consolidated balance sheets of Hibbett Sports, Inc. and subsidiaries as of January 31, 2015 and February 1, 2014, and the related consolidated statements of operations, stockholders' investment, and cash flows for each of the years in the three-year period ended January 31, 2015 and (ii) the effectiveness of internal control over financial reporting as of January 31, 2015, which report appears in the January 31, 2015, Annual Report on Form 10-K of Hibbett Sports, Inc.

/s/ KPMG LLP

Birmingham, Alabama
 March 31, 2015

End of Exhibit 23.1